Exhibit 99.1

Re:	News Releases - Monday, March 10, 2008
KODIAK ENERGY, INC - Completes EL 413 Northwest Territories New Seismic Program "Little Chicago"

10 March, 2008

CALGARY, ALBERTA -- (MARKET WIRE) --10/03/08 -- Kodiak Energy, Inc. (TSX-V:KDK) and  (OTCBB: KDKN.OB) ("Kodiak" or the "Corporation") is pleased to announce that the new seismic acquisition program for the high impact Little Chicago project located in the Northwest Territories (NWT) for 2008 is now complete.

The seismic data is now on the way to the lab, for processing followed by evaluation.
The project was completed on schedule, within budget and with maximum local content from the stakeholders - at temperatures averaging -30 deg C and -55 deg C at times.   The Corporation continues to prove that it is an effective operator in this challenging area.

45 km of 2D seismic was shot, consisting of over 500 shots and high resolution data acquisition.  Field review indicates it is excellent quality data.

This seismic program expanded the total area covered by the seismic on EL 413.  Combined with the information from the seismic program in the winter of 2007, the knowledge base on the area and the structures beneath EL 413 has been substantially enhanced.  This will assist in the evaluation of the prospective resources identified in the previous two engineering studies and management believes it will show an increase in those prospective resources.  A Gravity Survey was also conducted over the same area to supplement the 2007 Gravity Survey.

The previously released (August 2007) "prospective resource" report identified 13 possible drill targets in the Bear Rock and has estimated possible initial production for these wells at about 1000 barrels of oil per day from each well.  That report provided current "best estimate" for the identified drill targets at 100.2 million stock tank barrels of oil recoverable on a "fully risked" basis (oil in place can be extrapolated to approximately 500 to 600 million barrels).

Additionally the previously seen and largest structure on the 2007 seismic, which is deeper, continues to be evaluated.

Kodiak is the operator of and is a 56.25% working interest owner in the Little Chicago project which comprises approximately 200,000 acres gross in the Northwest Territories.

Kodiak Energy, Inc. is a Calgary based publicly traded oil and gas development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration. Kodiak has lease holdings in Montana, southeastern Alberta, northeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico.

This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business. The Corporation's business is subject to various risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission and with Canadian securities commissions. The Corporation's filings may be accessed at www.sec.gov or at www.sedar.com.

Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements.  Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

This information in the Press Release contains the terms "prospective resources". The Company advises investors that although these terms are recognized and required by Canadian securities regulations (under National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities), the US Securities and Exchange Commission does not recognize these terms. Investors are cautioned not to assume that any part or all of the resources in this category will ever be converted into reserves. In addition, "prospective resources" have a great amount of uncertainty as to their existence, and economic and legal feasibility. It cannot be assumed that any part of a prospective resource will ever be upgraded to a higher category. Under Canadian rules, estimates of prospective resources may not form the basis of feasibility or pre-feasibility studies, or economic studies except for a "preliminary assessment" as defined under National Instrument 51-101. Under US rules, Investors are cautioned not to assume that part or all of a prospective resource exists, or is economically or legally recoverable.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak's website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

Contacts:
Kodiak Energy, Inc.
William Tighe
CEO
(403) 262-8044
Email: kodiakenergy@Gmail.com
Website: www.kodiakpetroleum.com

Copyright (c) 2008 KODIAK ENERGY INC. (KDKN)  All rights reserved.  For more information visit our website at http://www.kodiakpetroleum.com/ or send mailto:info@kodiakpetroleum.com Message sent on Sun Mar 9, 2008 at 7:15:57 PM Pacific Time